Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

DEUTSCHE BANK AKTIENGESELLSCHAFT

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $13,903,950. The prospectus is a final prospectus for the related offering.